EXHIBIT 99.1

Report on Schedule of Independent Registered Public Accounting Firm on Schedule II

To the Stockholders and Board of Directors of SPACEHAB, Incorporated

In connection with our audit of the consolidated financial statements of SPACEHAB, Incorporated and subsidiaries referred to in our report dated September 5, 2007, which is included in the Company’s 2007 Form 10-K, we have also audited Schedule II for the year ended June 30, 2007.  In our opinion, this schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ PMB Helin Donovan, LLP

Houston, Texas
September 5, 2007

Report on Schedule of Independent Registered Public Accounting Firm on Schedule II

To the Stockholders and Board of Directors of SPACEHAB, Incorporated In connection with our audits of the consolidated financial statements of SPACEHAB, Incorporated and subsidiaries referred to in our report dated August 31, 2006, which is included in the Company’s 2007 Form 10-K, we have also audited Schedule II for each of the two years in the period ended June 30, 2006.  In our opinion, this schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/Grant Thornton LLP

Houston, Texas
August 31, 2006

SPACEHAB, INCORPORATED AND SUBSIDIARIES

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions and Write- offs	Balance at End of Period

Allowance for Doubtful Accounts
Year Ended June 30,
2007	$363	$—	$(363)	$—
2006	659	—	(296)	363
2005	659	—	—	659